Exhibit 99

Journal Communications Reports Fourth Quarter and Full Year 2013 Results

Fourth Quarter 2013 (13 weeks) Highlights and Changes from Fourth Quarter 2012 (14 weeks):

  Revenue of $107.4 million, down 12.1%; up 11.0% excluding political and the extra week.
  Political of $0.4 million, compared to $19.9 million in 2012.
  Television revenue, down 15.5%; up 10.6% on a same-station basis excluding political and the extra week.
  Radio revenue down 7.2%; up 0.6% on a same-station basis excluding political revenue and the extra week.
  Subsequent to the end of the quarter, sold Palm Springs television stations, approximate gain of $10.2 million in the first quarter of 2014.
  Operating earnings of $19.9 million, down 24.4% on lower political revenue.
  Diluted EPS of $0.22, down from $0.30 in 2012.
  Successfully renegotiated four retransmission consent agreements covering approximately 37% of our subscriber base.

Full Year 2013 (52 weeks) Highlights and Changes from Full Year 2012 (53 weeks):

  Revenue of $397.3 million, up 1.1%; up 13.3% excluding political and Olympics revenue and the extra week – driven by the acquisition of Nashville NewsChannel 5 in December 2012.
  Political and Olympics revenue of $1.6 million, compared to $38.0 million in 2012.
  Television revenue up 9.3%; up 9.0% on a same-station basis excluding political, Olympics and the extra week.
  Radio revenue up 0.7%; up 3.7% on a same-station basis excluding political revenue and the extra week.
  Retransmission revenue of $21.9 million, up 114.6% compared to $10.2 million in 2012.
  Daily newspaper advertising revenue down 0.7%; up 1.1% excluding the extra week; operating earnings up 16.5%
  Operating earnings of $51.3 million, down 12.6% on lower political and Olympics revenue.
  Diluted EPS of $0.52, down from $0.61 in 2012.

MILWAUKEE--(BUSINESS WIRE)--March 4, 2014--Journal Communications, Inc. (NYSE:JRN) today announced results for its fourth quarter and full year ended December 29, 2013. All reported results below were impacted by an extra week in 2012 compared to 2013. Note that the fourth quarter of 2013 included 13 weeks and the full year 2013 included 52 weeks, versus 14 weeks and 53 weeks in the corresponding prior periods. Our Palm Springs television stations have been reported as discontinued operations in the fourth quarter and full year in 2013 and 2012, respectively.

“Journal Communications delivered a solid fourth quarter in a non-political year, driven by gains in core revenue in our broadcast group and improving advertising revenue trends in publishing. Revenue from NewsChannel 5 in Nashville, acquired in December 2012, helped us replace some of the record political advertising dollars we recorded in the fourth quarter last year. Consolidated revenue of $107.4 million was up 11% compared to 2012, excluding the extra week and political revenue in 2012,” said Steven J. Smith, Chairman and CEO of Journal Communications.

“Within the broadcast group, same-station core revenue, excluding political and the extra week, was up 7%, with television up 11% and radio up 1%. Television retransmission revenue more than doubled to $5.9 million. The daily newspaper continues to benefit from an improved advertising environment. Advertising revenue, excluding the extra week, was flat. Focused sales efforts, along with ongoing expense controls, contributed to a 2% increase in operating earnings for the daily newspaper.”

“Overall, in addition to growing core revenue, we enhanced our digital offerings and content in both broadcast and publishing, and continued to deliver on our financial commitments and strategic plans.”

Fourth Quarter 2013 Results (Continuing Operations)

Note that unless otherwise indicated, all comparisons are to the fourth quarter ended December 30, 2012 (14 weeks). The fourth quarter of 2013 contained 13 weeks. The estimated impact on revenue of the extra week in the fourth quarter of 2012 is summarized in Table 4. Same-station results exclude the results of Nashville NewsChannel 5 which was acquired in December 2012.

In the fourth quarter, revenue of $107.4 million decreased 12.1%, though increased 11.0% excluding political and the extra week. Digital revenue of $5.5 million grew 1.0%. Operating earnings of $19.9 million decreased 24.4% driven primarily by lower political revenue that was partially offset by the Nashville NewsChannel 5 earnings.

Included in operating earnings were the following special items:

  $0.7 million in broadcast contract termination fees in 2013;
  $2.2 million in broadcast acquisition-related expenses in 2012; and,
  $1.7 million in non-cash broadcast license impairment charges in 2012.

Excluding the special items and the extra week, operating earnings decreased 28.8%. Total expenses of $87.4 million decreased 8.7%. Excluding the special items and the extra week, total expenses decreased 0.6%.

The operating margin was 18.6% compared to 21.6%. Adjusted EBITDA, as defined in Table 5, was $25.8 million, a decrease of 27.5%.

Net earnings were $11.3 million, a decrease of 25.4%. There were $0.2 million of net earnings from Palm Springs discontinued operations in 2013 compared to $0.5 million in 2012.

In the fourth quarter, basic and diluted earnings per share of class A and B common stock were $0.22 compared to $0.30 in 2012, which includes $0.01 from discontinued operations in 2012. The net impact of the special items and the extra week had a $0.01 and a $0.03 negative impact on our diluted earnings per share of class A and B common stock from continuing operations in 2013 and 2012, respectively.

Full Year 2013 Results (Continuing Operations)

Note that unless otherwise indicated, all comparisons are to the full year ended December 30, 2012 (53 weeks). The full year ended December 29, 2013 contained 52 weeks. The estimated impact on revenue of the extra week in 2012 is shown in Table 4. Same-station results exclude the results of Nashville NewsChannel 5 which was acquired in December 2012 and Tulsa radio stations KBEZ-FM and KHTT-FM acquired in June 2012.

For the full year, revenue of $397.3 million increased 1.1%, or 2.6% excluding the extra week in 2012. Digital revenue of $19.3 million grew 14.7%. Operating earnings of $51.3 million decreased 12.6% driven by lower political and Olympics revenue partially offset by operating earnings of NewsChannel 5.

Included in operating earnings were the following special items:

  $1.6 million in broadcast acquisition-related expenses in 2013 and $3.1 million in 2012;
  $0.9 million publishing workforce reduction charges in 2013 and $1.7 million in 2012;
  $0.7 million in broadcast contract termination fees in 2013;
  $0.2 million in non-cash building impairment charges in 2013 and $0.5 million in 2012; and,
  $1.7 million in non-cash broadcast license impairment charges in 2012.

Excluding the special items and the extra week in 2012, operating earnings decreased 15.2%. Total expenses of $345.9 million increased 3.5%. Excluding the special items and the extra week, total expenses increased 6.1%.

The operating margin was 12.9% compared to 14.9%. Adjusted EBITDA, as defined in Table 5, was $76.9 million, a decrease of 12.3%.

Net earnings were $26.2 million, a decrease of 21.4%. There were no net earnings from Palm Springs discontinued operations in 2013 compared to $0.7 million in 2012.

For the full year, basic and diluted net earnings per share of class A and B common stock were $0.52 compared to $0.61. Basic and diluted earnings per share of class A and B common stock from discontinued operations were $0.01 in 2012. The net impact of the special items and the extra week had a $0.04 and $0.07 negative impact on our diluted earnings per share of class A and B common stock from continuing operations in 2013 and 2012, respectively.

Segment Results

Broadcasting

Revenue decreased 13.1% to $65.7 million in the fourth quarter and increased 6.4% to $243.4 million for the full year. Excluding the extra week, revenue decreased 9.3% in the fourth quarter, though increased 7.9% for the full year. Total political and Olympics revenue in the fourth quarter was $0.4 million and $1.6 million for the full year compared to $19.9 million and $38.0 million. Expenses decreased 4.7% in the fourth quarter, though increased 14.0% for the full year. Excluding special items and the extra week, same-station expenses decreased 4.8% in the fourth quarter, though increased 3.6% for the full year. Operating earnings of $15.2 million in the fourth quarter and $45.4 million for the year decreased 32.7% and 17.4%, respectively, driven by lower political revenue, partially offset by operating earnings from acquisitions.

Television

In the fourth quarter, revenue decreased 15.5% to $45.1 million, or 32.5% excluding the extra week on a same-station basis. Television political revenue was $0.3 million compared to $19.2 million. On a same-station basis excluding the extra week and political revenue, total revenue was up 10.6%, local revenue increased 2.1% and national revenue increased 11.4%. Retransmission revenue was $5.9 million compared to $2.9 million.

In the fourth quarter, operating expenses decreased 0.9%. On a same-station basis excluding special items and the extra week, expenses decreased 6.5% driven by lower sales commissions. Operating earnings were $10.9 million.

For the full year, revenue increased 9.3% to $166.6 million, though decreased 17.1% on a same-station basis excluding the extra week. Television political and Olympics revenue was $1.3 million compared to $36.3 million. On a same-station basis excluding political, Olympics revenue and the extra week, total revenue increased 9.0%, local revenue increased 4.1% and national revenue increased 5.5%. Retransmission revenue was $21.9 million compared to $10.2 million.

For the full year, operating expenses increased 21.3%. On a same-station basis excluding special items and the extra week, expenses increased 2.9%. Operating earnings were $31.4 million.

Radio

In the fourth quarter, revenue decreased 7.2% to $20.5 million or 2.3% excluding the extra week on a same-station basis. Radio political revenue was $0.1 million compared to $0.7 million. On a same-station basis, excluding political and the extra week, total revenue increased 0.6%, local revenue increased 0.1%, though national revenue decreased 22.8%.

In the fourth quarter, operating expenses decreased 12.0%. On a same-station basis, excluding special items and the extra week, expenses decreased 1.7%. Operating earnings were $4.3 million.

For the full year, revenue increased 0.7% to $76.8 million or 1.7% on a same-station basis excluding the extra week. Radio political revenue was $0.4 million compared to $1.7 million. On a same-station basis excluding political and the extra week, total revenue increased 3.7%, local revenue increased 3.5%, though national revenue decreased 8.9%.

For the full year, operating expenses increased 0.8%. On a same-station basis excluding special items and the extra week, expenses increased 4.9% due to a favorable music license fee settlement recorded in 2012, partially off-set by higher employee costs. Operating earnings from radio were $14.0 million.

Publishing

Revenue of $41.8 million decreased 10.4% for the fourth quarter and decreased 6.3% to $154.6 million for the full year. Excluding the extra week and the northern Wisconsin publications sold in 2012, revenue decreased 0.9% for the quarter, though increased 0.6% for the full year.

Expenses decreased 13.0% in the fourth quarter and decreased 8.2% for the year. Excluding the northern Wisconsin publications, special items and extra week, expenses decreased 2.8% in the fourth quarter and 1.1% for the year. Operating earnings increased 6.5% to $6.6 million in the fourth quarter and 18.6% to $13.8 million for the full year.

Daily Newspaper

In the fourth quarter, revenue decreased 7.9% to $38.2 million or 1.8% excluding the extra week. Retail advertising revenue decreased 4.0%, though increased 2.5% excluding the extra week. Classified advertising revenue decreased 10.6%, or 6.4% excluding the extra week, largely due to a decrease in employment advertising. Interactive advertising revenue of $3.5 million decreased 11.1%, or 8.0% excluding the extra week, driven by a decrease in political revenue, retail sponsorships and classified employment revenue. Circulation revenue decreased 7.9% to $12.6 million, or 1.2% excluding the extra week.

In the fourth quarter, operating expenses decreased 9.7% or 3.8% excluding the extra week. Total newsprint and paper expense decreased 16.8% for fourth quarter driven by lower volume and the extra week. Operating earnings increased 2.1% to $6.3 million.

For the full year, revenue decreased 2.5% to $140.0 million or 0.7% excluding the extra week. Retail advertising revenue increased 2.1%, or 4.2% excluding the extra week. Classified advertising revenue decreased 7.5%, or 6.5% excluding the extra week, largely due to a decrease in employment advertising. Interactive advertising revenue of $12.8 million increased 3.7%, or 4.9% excluding the extra week. Circulation revenue decreased 4.7% to $48.8 million, or 2.9% excluding the extra week.

For the full year, operating expenses decreased 4.0%, or 1.8% excluding special items and the extra week. Total newsprint and paper expense decreased 8.8% for the year driven by lower volume. Operating earnings increased 16.5% to $12.8 million.

Community Newspapers

In the fourth quarter, revenue decreased 30.0% to $3.6 million. Excluding the northern Wisconsin publications sold in 2012 and the extra week, revenue increased 10.6%, driven by an increase in commercial printing revenue from the northern Wisconsin publications that we have continued to print following the sale.

In the fourth quarter, operating expenses decreased 35.6%, though increased 7.9% excluding costs related to the northern Wisconsin publications sold in 2012 and the extra week. Operating earnings were $0.3 million in 2013 and were negligible in 2012 despite recording a $0.3 million pre-tax loss on the sale of the northern Wisconsin publications.

For the full year, revenue decreased 32.0% to $14.5 million, though increased 15.1% excluding the northern Wisconsin publications sold in 2012 and the extra week. Operating expenses decreased 34.6% primarily due to the sale on the northern Wisconsin publications. Operating earnings were $1.0 million compared to $0.6 million in 2012, which included a $0.3 million pre-tax loss on the sale of the northern Wisconsin publications.

Corporate

The operating loss for the fourth quarter was $1.9 million compared to $2.4 million. The decrease in the operating loss was driven by lower management incentive compensation and the extra week.

For the full year, the operating loss was $7.9 million in both years.

Discontinued Operations

Discontinued operations reflect the after-tax results of our two Palm Springs television stations which we agreed to sell in 2013. The sale closed effective January 1, 2014 and we will recognize a pre-tax gain of approximately $10.2 million in the first quarter of 2014. Earnings from discontinued operations, net of tax, in the fourth quarter were $0.2 million compared to $0.5 million. For the full year, there were no earnings from discontinued operations, net of tax, compared to $0.7 million in 2012.

Non-Operating Items

Other expense, which primarily consists of interest expense, was $1.8 million in the fourth quarter compared to $2.1 million due to a lower average debt balance in 2013. For the full year, other expense was $7.9 million compared to $4.5 million driven by increased borrowings related to the December 2012 acquisition of NewsChannel 5 in Nashville.

The fourth quarter and full year effective tax rates were 38.9% and 39.6% in 2013, respectively, compared to 39.9% and 40.0% in 2012, respectively.

Notes Payable to Banks and Cash Flows

At year end, total debt was $208.2 million, a decrease of $37.8 million from year-end 2012. Of the $208.2 million debt, $195.0 million was drawn on our senior secured credit facilities and an additional $13.3 million remained outstanding in unsecured subordinated notes payable to the former holders of our class C shares. Our consolidated funded debt ratio, as defined in our credit agreement, was 2.67-to-1. Cash from operating activities in 2013 was $53.4 million, a decrease of 29.0% driven by lower operating earnings. Year-to-date capital expenditures were $12.4 million compared to $12.3 million.

First Quarter 2014 Outlook

In the first quarter of 2014, excluding political and Olympics revenue, we expect total broadcast revenue to be up in the low-single digits over the first quarter of 2013. In publishing, we expect revenue declines in the low-single digits as compared to the first quarter of 2013.

Conference Call and Webcast

The company will hold an earnings conference call today at 10:00 a.m. Central Time (11:00 a.m. ET, 8:00 a.m. PT). To access the call, dial (866) 202-0886 (domestic) or (617) 213-8841 (international) at least 10 minutes prior to the scheduled start of the call. The access code for the conference call is 18607239. A live webcast of the fourth quarter conference call will be accessible through the Journal Communications’ website at, also beginning at 10:00 a.m. CT this morning. An archive of the webcast will be available on this site today through March 11, 2014. Replays of the conference call will also be available through March 11, 2014. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) at least one hour after the completion of the call. The access code for the replay is 12127296. Pre-registration for the conference call is now available at www.journalcommunications.com/investors.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in television and radio broadcasting, publishing and interactive media. We own and operate 13 television stations and 35 radio stations in 11 states. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and several community publications in Wisconsin. Our interactive media assets build on our strong publishing and broadcasting brands.

Forward-looking Statements

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from the expectations expressed in the forward-looking statements, including, but not limited to, changes in advertising demand or the buying strategies of advertisers or the migration of advertising to the internet; changes in newsprint prices and other costs of materials; changes in federal or state laws and regulations or their interpretations (including changes in regulations governing the number and types of broadcast and cable system properties, newspapers and licenses that a person may control in a given market or in total or changes in spectrum allocation policies); changes in legislation or customs relating to the collection, management and aggregation and use of consumer information through telemarketing and electronic communication efforts; the availability of quality broadcast programming at competitive prices; changes in network affiliation agreements, including increased costs as networks seek a greater share of retransmission revenue; quality and rating of network over-the-air broadcast programs, including programs changing networks and changing competitive dynamics regarding how and when programs are made available to viewers; effects of the loss of commercial inventory resulting from uninterrupted television news coverage and potential advertising cancellations due to war or terrorist acts; and the effects of the rapidly changing nature of the publishing, broadcasting and printing industries, including general business issues, competitive issues and the introduction of new technologies. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

Tables Follow

							Table No. 1
Journal Communications, Inc.
Consolidated Statements of Operations (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	Fourth Quarter (A)			Four Quarters (B)
	2013	2012	% Change	2013	2012		% Change

Revenue:
Broadcasting	$ 65,666	$ 75,545	(13.1)	$ 243,432	$ 228,703		6.4
Publishing	41,841	46,680	(10.4)	154,558	164,947		(6.3)
Corporate eliminations	(141)	(67)	U	(723)	(532)		35.9
Total revenue	107,366	122,158	(12.1)	397,267	393,118		1.1

Operating costs and expenses:
Broadcasting	30,195	28,122	7.4	118,985	98,492		20.8
Publishing	25,771	28,726	(10.3)	100,973	107,289		(5.9)
Corporate eliminations	(141)	(67)	U	(721)	(532)		35.5
Total operating costs and expenses	55,825	56,781	(1.7)	219,237	205,249		6.8

Selling and administrative expenses	31,617	39,030	(19.0)	126,714	129,138		(1.9)
Total operating costs and expenses and selling and administrative expenses	87,442	95,811	(8.7)	345,951	334,387		3.5

Operating earnings	19,924	26,347	(24.4)	51,316	58,731		(12.6)

Other income and (expense):
Interest income	-	-	N/A	-	22		N/A
Interest expense	(1,777)	(2,068)	14.1	(7,706)	(4,483)		(71.9)
Other	-	-	N/A	(188)	-		N/A
Total other income and (expense)	(1,777)	(2,068)	14.1	(7,894)	(4,461)		(77.0)

Earnings from continuing operations before income taxes	18,147	24,279	(25.3)	43,422	54,270		(20.0)

Provision for income taxes	7,068	9,698	(27.1)	17,172	21,688		(20.8)

Earnings from continuing operations	11,079	14,581	(24.0)	26,250	32,582		(19.4)

Earnings from discontinued operations, net of tax	181	516	(64.9)	(49)	743		U

Net earnings	$ 11,260	$ 15,097	(25.4)	$ 26,201	$ 33,325		(21.4)

Weighted average number of shares-Class A and B common stock:
Basic	50,345,141	50,010,586		50,259,276	50,091,223
Diluted	50,547,474	50,221,573		50,436,439	50,091,223

Weighted average number of shares-Class C common stock	-	-		-	3,264,000	*

Earnings per share:
Basic - Class A and B common stock:
Continuing operations	$ 0.22	$ 0.29		$ 0.52	$ 0.60
Discontinued operations	-	0.01		-	0.01
Net earnings	$ 0.22	$ 0.30		$ 0.52	$ 0.61

Diluted - Class A and B common stock:
Continuing operations	$ 0.22	$ 0.29		$ 0.52	$ 0.60
Discontinued operations	-	0.01		-	0.01
Net earnings	$ 0.22	$ 0.30		$ 0.52	$ 0.61

Basic and diluted - Class C common stock:
Continuing operations	$ -	$ -		$ -	$ 0.73
Discontinued operations	-	-		-	0.01
Net earnings	$ -	$ -		$ -	$ 0.74

* The weighted average number of shares is calculated only for the period of time which the class C common stock was outstanding during the period, not the entire period.

(A) 2013 fourth quarter: September 30, 2013 to December 29, 2013 (13 weeks)
2012 fourth quarter: September 24, 2012 to December 30, 2012 (14 weeks)
(B) 2013 four quarters: December 31, 2012 to December 29, 2013 (52 weeks)
2012 four quarters: December 26, 2011 to December 30, 2012 (53 weeks)
U Greater than 100% unfavorable variance

						Table No. 2
Journal Communications, Inc.
Segment Information (unaudited)
(dollars in thousands)

	Fourth Quarter (A)			Four Quarters (B)
	2013	2012	% Change	2013	2012	% Change
Revenue
Broadcasting	$ 65,666	$ 75,545	(13.1)	$ 243,432	$ 228,703	6.4
Publishing	41,841	46,680	(10.4)	154,558	164,947	(6.3)
Corporate eliminations	(141)	(67)	U	(723)	(532)	(35.9)
	$ 107,366	$ 122,158	(12.1)	$ 397,267	$ 393,118	1.1

Operating earnings (loss)
Broadcasting	$ 15,175	$ 22,538	(32.7)	$ 45,412	$ 54,967	(17.4)
Publishing	6,637	6,231	6.5	13,778	11,622	18.6
Corporate	(1,888)	(2,422)	22.0	(7,874)	(7,858)	(0.2)
	$ 19,924	$ 26,347	(24.4)	$ 51,316	$ 58,731	(12.6)

Depreciation and amortization
Broadcasting	$ 3,902	$ 3,287	18.7	$ 15,194	$ 12,201	24.5
Publishing	1,801	1,999	(9.9)	7,058	9,170	(23.0)
Corporate	142	168	(15.5)	661	667	(0.9)
	$ 5,845	$ 5,454	7.2	$ 22,913	$ 22,038	4.0

(A) 2013 fourth quarter: September 30, 2013 to December 29, 2013 (13 weeks)
2012 fourth quarter: September 24, 2012 to December 30, 2012 (14 weeks)
(B) 2013 four quarters: December 31, 2012 to December 29, 2013 (52 weeks)
2012 four quarters: December 26, 2011 to December 30, 2012 (53 weeks)
U Greater than 100% unfavorable variance

Table No. 3
Journal Communications, Inc.
Broadcasting and Publishing Segment Information (unaudited)
(dollars in thousands)

	Fourth Quarter of 2013 (A)			Fourth Quarter of 2012 (B)

Broadcasting:							% Change	% Change	% Change
	Television	Radio	Total	Television	Radio	Total	Television	Radio	Total

Revenue	$ 45,139	$ 20,527	$ 65,666	$ 53,425	$ 22,120	$ 75,545	(15.5)	(7.2)	(13.1)

Operating earnings	$ 10,894	$ 4,281	$ 15,175	$ 18,871	$ 3,667	$ 22,538	(42.3)	16.7	(32.7)

Publishing:		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total
Advertising revenue:
Retail	$ 16,944	$ 1,574	$ 18,518	$ 17,651	$ 3,141	$ 20,792	(4.0)	(49.9)	(10.9)
Classified	3,163	426	3,589	3,538	619	4,157	(10.6)	(31.2)	(13.7)
National	876	-	876	1,115	-	1,115	(21.4)	-	(21.4)
Total advertising revenue	20,983	2,000	22,983	22,304	3,760	26,064	(5.9)	(46.8)	(11.8)
Circulation revenue	12,630	317	12,947	13,714	450	14,164	(7.9)	(29.6)	(8.6)
Other revenue	4,603	1,308	5,911	5,482	970	6,452	(16.0)	34.8	(8.4)
Total revenue	$ 38,216	$ 3,625	$ 41,841	$ 41,500	$ 5,180	$ 46,680	(7.9)	(30.0)	(10.4)

Operating earnings	$ 6,327	$ 310	$ 6,637	$ 6,198	$ 33	$ 6,231	2.1	F	6.5

	Four Quarters of 2013 (C)			Four Quarters of 2012 (D)

Broadcasting:							% Change	% Change	% Change
	Television	Radio	Total	Television	Radio	Total	Television	Radio	Total

Revenue	$ 166,616	$ 76,816	$ 243,432	$ 152,444	$ 76,259	$ 228,703	9.3	0.7	6.4

Operating earnings	$ 31,395	$ 14,017	$ 45,412	$ 41,005	$ 13,962	$ 54,967	(23.4)	0.4	(17.4)

Publishing:		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total
Advertising revenue:
Retail	$ 57,848	$ 6,170	$ 64,018	$ 56,657	$ 13,499	$ 70,156	2.1	(54.3)	(8.7)
Classified	12,933	1,835	14,768	13,985	2,692	16,677	(7.5)	(31.8)	(11.4)
National	2,717	-	2,717	3,342	-	3,342	(18.7)	N/A	(18.7)
Total advertising revenue	73,498	8,005	81,503	73,984	16,191	90,175	(0.7)	(50.6)	(9.6)
Circulation revenue	48,845	1,290	50,135	51,245	1,789	53,034	(4.7)	(27.9)	(5.5)
Other revenue	17,686	5,234	22,920	18,354	3,384	21,738	(3.6)	54.7	5.4
Total revenue	$ 140,029	$ 14,529	$ 154,558	$ 143,583	$ 21,364	$ 164,947	(2.5)	(32.0)	(6.3)

Operating earnings	$ 12,824	$ 954	$ 13,778	$ 11,009	$ 613	$ 11,622	16.5	55.6	18.6

(A) 2013 fourth quarter: September 30, 2012 to December 29, 2013 (13 weeks)
(B) 2012 fourth quarter: September 24, 2012 to December 30, 2012 (14 weeks)
(C) 2013 four quarters: December 31, 2012 to December 29, 2013 (52 weeks)
(D) 2012 four quarters: December 26, 2011 to December 30, 2012 (53 weeks)
F Greater than 100% favorable variance

NOTE:
Broadcasting and publishing segment information is provided to facilitate comparison of our broadcasting and publishing segments results with those of other broadcasting and publishing companies and is not representative of the overall business of Journal Communications or its operating results.

Table No. 4
Journal Communications, Inc.
Broadcasting and Publishing Non-GAAP Information (unaudited)
(dollars in thousands)

		Fourth Quarter
		2012 As	Additional
	2013	Reported	Week	2012 Adjusted	% Change
	(13 weeks)	(14 weeks)		(13 weeks)
Broadcasting:
Television	$ 45,139	$ 53,425	$ (1,980)	$ 51,445	(12.3)
Radio	20,527	22,120	(1,130)	20,990	(2.2)
Total broadcasting revenue	$ 65,666	$ 75,545	$ (3,110)	$ 72,435	(9.3)

Publishing:
Daily Newspaper
Advertising revenue:
Retail	$ 16,944	$ 17,651	$ (1,127)	$ 16,524	2.5
Classified	3,163	3,538	(157)	3,381	(6.4)
National	876	1,115	(37)	1,078	(18.7)
Total advertising revenue	20,983	22,304	(1,321)	20,983	-
Circulation revenue	12,630	13,714	(933)	12,781	(1.2)
Other revenue	4,603	5,482	(312)	5,170	(11.0)
Total daily newspaper revenue	$ 38,216	$ 41,500	$ (2,566)	$ 38,934	(1.8)

Community Newspapers & Shoppers
Advertising revenue:
Retail	$ 1,574	$ 3,141	$ (79)	$ 3,062	(48.6)
Classified	426	619	(23)	596	(28.5)
Total advertising revenue	2,000	3,760	(102)	3,658	(45.3)
Circulation revenue	317	450	(20)	430	(26.3)
Other revenue	1,308	970	(88)	882	48.3
Total community newspapers and shoppers revenue	$ 3,625	$ 5,180	$ (210)	$ 4,970	(27.1)

Total publishing revenue	$ 41,841	$ 46,680	$ (2,776)	$ 43,904	(4.7)

Corporate eliminations	$ (141)	$ (67)	$ -	$ (67)	U

Total revenue	$ 107,366	$ 122,158	$ (5,886)	$ 116,272	(7.7)

		Four Quarters
		2012 As	Additional
	2013	Reported	Week	2012 Adjusted	% Change
	(52 weeks)	(53 weeks)		(52 weeks)
Broadcasting:
Television	$ 166,616	$ 152,444	$ (1,980)	$ 150,464	10.7
Radio	76,816	76,259	(1,130)	75,129	2.2
Total broadcasting revenue	$ 243,432	$ 228,703	$ (3,110)	$ 225,593	7.9

Publishing:
Daily Newspaper
Advertising revenue:
Retail	$ 57,848	$ 56,657	$ (1,127)	$ 55,530	4.2
Classified	12,933	13,985	(157)	13,828	(6.5)
National	2,717	3,342	(37)	3,305	(17.8)
Total advertising revenue	73,498	73,984	(1,321)	72,663	1.1
Circulation revenue	48,845	51,245	(933)	50,312	(2.9)
Other revenue	17,686	18,354	(312)	18,042	(2.0)
Total daily newspaper revenue	$ 140,029	$ 143,583	$ (2,566)	$ 141,017	(0.7)

Community Newspapers & Shoppers
Advertising revenue:
Retail	$ 6,170	$ 13,499	$ (79)	$ 13,420	(54.0)
Classified	$ 1,835	2,692	(23)	2,669	(31.2)
Total advertising revenue	8,005	16,191	(102)	16,089	(50.2)
Circulation revenue	1,290	1,789	(20)	1,769	(27.1)
Other revenue	5,234	3,384	(88)	3,296	58.8
Total community newspapers and shoppers revenue	$ 14,529	$ 21,364	$ (210)	$ 21,154	(31.3)

Total publishing revenue	$ 154,558	$ 164,947	$ (2,776)	$ 162,171	(4.7)

Corporate eliminations	$ (723)	$ (532)	$ -	$ (532)	(35.9)

Total revenue	$ 397,267	$ 393,118	$ (5,886)	$ 387,232	2.6

U Greater than 100% unfavorable variance

Table No. 5
Journal Communications, Inc.
Reconciliation of consolidated net earnings to consolidated EBITDA and Adjusted EBITDA (unaudited)
(dollars in thousands)

	Fourth Quarter (A)		Four Quarters (B)
	2013	2012	2013	2012

Net earnings from continuing operations	$ 11,079	$ 14,581	$ 26,250	$ 32,582
Provision for income taxes	7,068	9,698	17,172	21,688
Total other expense, net	1,777	2,068	7,894	4,461
Depreciation	5,136	5,036	20,058	20,590
Amortization	709	418	2,855	1,448
EBITDA	$ 25,769	$ 31,801	$ 74,229	$ 80,769

Impairment of long-lived assets	-	-	238	493
Impairment of intangible assets	-	1,616	-	1,616
Acquisition costs	-	2,152	1,588	3,145
Workforce reduction charges	35	29	863	1,655
Adjusted EBITDA	$ 25,804	$ 35,598	$ 76,918	$ 87,678

(A) 2013 fourth quarter: September 30, 2013 to December 29, 2013 (13 weeks)
2012 fourth quarter: September 24, 2012 to December 30, 2012 (14 weeks)
(B) 2013 four quarters: December 31, 2012 to December 29, 2013 (52 weeks)
2012 four quarters: December 26, 2011 to December 30, 2012 (53 weeks)

We define EBITDA as net earnings excluding earnings from discontinued operations, net, provision for income taxes, total other expense (which is comprised of interest income and expense), depreciation, and amortization; and we define Adjusted EBITDA as EBITDA excluding non-cash impairment charges, acquisition, divestiture and integration-related costs, and workforce reduction charges. Our management uses EBITDA and Adjusted EBITDA, among other things, to evaluate our operating performance, and to value prospective acquisitions. EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA and Adjusted EBITDA should not be considered in isolation of, or as substitutes for, net earnings as indicators of operating performance or cash flows from operating activities as measures of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA reported by other companies.

Table No. 6
Journal Communications, Inc.
Calculation of Diluted Earnings Per Share - Class A and B (unaudited)
(dollars and shares in thousands)

	Fourth Quarter (A)		Four Quarters (B)
	2013	2012	2013	2012

Numerator for diluted earnings per share:
Dividends on class A and B common stock	$ -	$ -	$ -	$ -
Dividends on class C common stock	-	-	-	1,146
Dividends on non-vested restricted stock	-	-	-	-
Total undistributed earnings from continuing operations
Class A and B	11,079	14,581	26,250	29,991
Class C	-	-	-	1,233
Non-vested restricted stock	-	-	-	212
Earnings from discontinued operations
Class A and B	181	516	(49)	709
Class C	-	-	-	29
Non-vested restricted stock	-	-	-	5
Net earnings	$ 11,260	$ 15,097	$ 26,201	$ 33,325	#

Denominator for diluted earnings per class A and B share:
Weighted average shares outstanding - Class A and B	50,345	50,011	50,259	50,091
Impact of non-vested restricted shares	202	211	177	-
Conversion of class C shares	-	-	-	-
Adjusted weighted average shares outstanding for class A and B	50,547	50,222	50,436	50,091

Diluted earnings per share of class A and B:
Continuing operations	$ 0.22	$ 0.29	$ 0.52	$ 0.60
Discontinued operations	-	0.01	-	0.01
Net earnings	$ 0.22	$ 0.30	$ 0.52	$ 0.61

# The two-class method of diluted earnings per share is only applicable for the four quarters of 2012, therefore undistributed earnings are allocated to stock other than class A and B.

(A) 2013 fourth quarter: September 30, 2013 to December 29, 2013 (13 weeks)
2012 fourth quarter: September 24, 2012 to December 30, 2012 (14 weeks)
(B) 2013 four quarters: December 31, 2012 to December 29, 2013 (52 weeks)
2012 four quarters: December 26, 2011 to December 30, 2012 (53 weeks)

Table No. 7
Journal Communications, Inc.
Consolidated Condensed Balance Sheets
(dollars in thousands)

	December 29,	December 30,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$ 1,912	$ 2,429
Receivables, net	66,670	64,161
Inventories, net	2,191	2,944
Prepaid expenses and other current assets	3,305	3,953
Syndicated programs	2,816	2,250
Deferred income taxes	2,508	3,032
Current assets of discontinued operations	6,281	7,550
Total current assets	85,683	86,319
Property and equipment, net	160,549	169,138
Syndicated programs	5,162	4,777
Goodwill	124,702	125,818
Broadcast licenses	135,166	129,566
Other intangible assets, net	57,763	60,618
Deferred income taxes	20,125	41,573
Other assets	6,101	7,994
Total assets	$ 595,251	$ 625,803

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 22,154	$ 26,743
Accrued compensation	9,134	10,618
Accrued employee benefits	4,865	5,155
Deferred revenue	15,459	16,208
Syndicated programs	2,247	2,521
Accrued income taxes	3,286	3,977
Other current liabilities	5,560	6,788
Current portion of unsecured subordinated notes payable	2,656	2,656
Current portion of long-term notes payable to banks	15,000	-
Current portion of long-term liabilities	276	126
Current liabilities of discontinued operations	118	737
Total current liabilities	80,755	75,529
Accrued employee benefits	64,541	92,907
Syndicated programs	5,741	5,001
Long-term notes payable to banks	179,950	230,095
Unsecured subordinated notes payable	10,623	13,279
Other long-term liabilities	3,554	3,491
Shareholders' equity	250,087	205,501
Total liabilities and equity	$ 595,251	$ 625,803

CONTACT:
Journal Communications, Inc.
Andre Fernandez
President and Chief Financial Officer
414-224-2884